Exhibit 99.1

PRICESMART ANNOUNCES FISCAL 2021 THIRD QUARTER OPERATING RESULTS

THIRD QUARTER DILUTED EARNINGS PER SHARE OF $0.73

NET MERCHANDISE SALES GREW 11.6%

OPERATING INCOME INCREASED 50.4%

TRAILING 12-MONTH MEMBERSHIP RENEWAL RATE OF 87.6%

San Diego, CA (July 8, 2021) - PriceSmart, Inc. (NASDAQ: PSMT), operator of 47 warehouse clubs in 12 countries and one U.S. territory, today announced its results of operations for the fiscal third quarter of 2021 which ended on May 31, 2021.

Comments from Sherry S. Bahrambeygui, Chief Executive Officer:

“Operational efficiencies, digital capabilities, optionality for our supply chain, and we believe, the trust of our employees and Members to do our best to anticipate their needs and keep them safe, have contributed to our strong performance for the third quarter. Our total and comparable sales grew in the third quarter of fiscal year 2021, 11.6% and 8.8%, respectively, versus the same period last year. We continue to navigate through significant challenges in several of our markets, including rising COVID cases, club closures and restrictions, social unrest and economic pressures. However, our team is unwavering in its commitment to excel and deliver great value to our Members, regardless of the circumstances.

“Efforts to expand Membership benefits continue, such as our Wellness initiatives in Optical, Pharmacy and Audiology services. Our investments in technology and our omni-channel initiatives have enabled us to further enhance services, benefits, and convenience for our Members, among other things. Our trailing 12-month Membership renewal rate is 87.6% - higher than its pre-COVID level - and our Membership base is rapidly approaching its peak pre-COVID level.

“We are on target with plans to open new warehouse clubs in Guatemala City, Guatemala and Bucaramanga, Colombia in the fall of 2021, and in Portmore, Jamaica in the spring of 2022.

“Our team has innovated, elevated performance and delivered results in unprecedented ways. This has inspired us all for the future of our company.”

Third Quarter Financial Results

Total revenues for the third quarter of fiscal year 2021 increased 11.9% to $895.3 million compared to $799.9 million in the comparable period of the prior year. For the third quarter of fiscal year 2021, net merchandise sales increased 11.6% to $857.5 million from $768.4 million in the third quarter of fiscal year 2020. Foreign currency exchange rate fluctuations impacted net merchandise sales negatively by $11.6 million, or 1.6%, versus the same period in the prior year.

The Company had 47 warehouse clubs in operation as of May 31, 2021 compared to 45 warehouse clubs in operation as of May 31, 2020.

Comparable net merchandise sales for the 45 warehouse clubs that have been open for greater than 13 ½ calendar months increased 8.8% for the 13-week period ended May 30, 2021 compared to the comparable period of the prior year. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales negatively by $11.8 million or 1.5% versus the same period in the prior year.

The Company recorded operating income during the fiscal third quarter of $36.0 million compared to operating income of $24.0 million in the prior year period. Net income attributable to PriceSmart was $22.5 million, or $0.73 per diluted share, in the third quarter of fiscal year 2021 as compared to $12.7 million, or $0.41 per diluted share, in the third quarter of fiscal year 2020.

PriceSmart management will host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Friday, July 9, 2021, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing (855)

209-8211 toll free or (412) 317-5214 for international callers and asking to join the PriceSmart, Inc. call. A digital replay will be available through July 16, 2021, following the conclusion of the call by dialing (877) 344-7529 for domestic callers, or (412) 317-0088 for international callers, and entering replay passcode 10156316.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise and services at low prices to PriceSmart Members. PriceSmart operates 47 warehouse clubs in 12 countries and one U.S. territory (eight in Costa Rica and Colombia; seven in Panama; five in the Dominican Republic, four in Trinidad and Guatemala; three in Honduras; two each in El Salvador and Nicaragua; and one each in Aruba, Barbados, Jamaica and the United States Virgin Islands). The Company also plans to open new warehouse clubs in Guatemala City, Guatemala and Bucaramanga, Colombia in the fall of 2021, and in Portmore, Jamaica in the spring of 2022. Once these three new clubs are open, the Company will operate 50 warehouse clubs.

The Company reports comparable net merchandise sales on a “same week” basis with 13 weeks in each quarter beginning on a Monday and ending on a Sunday. The periods are established at the beginning of the fiscal year to provide as close a match as possible to the calendar month and quarter that is used for financial reporting purposes.  This approach equalizes the number of weekend days and weekdays in each period for an improved sales comparison, as the Company experiences higher merchandise club sales on the weekends. Each of the warehouse clubs used in the calculations was open for at least 13 ½ calendar months before its results for the current period were compared with its results for the prior period.

The term “currency exchange rates” refers to the currency exchange rates the Company uses to convert net merchandise and comparable net merchandise sales for all countries where the functional currency is not the U.S. dollar into U.S. dollars. The Company calculates the effect of changes in currency exchange rates as the difference between current period activities translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. The Company believes the disclosure of the effects of currency exchange rate fluctuations on the Company’s results permits investors to understand better the Company’s underlying performance.

This press release may contain forward-looking statements concerning the Company's anticipated future revenues and earnings, adequacy of future cash flows, omni-channel initiatives, proposed warehouse club openings, the Company's performance relative to competitors, the outcome of tax proceedings and related matters. These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “anticipated,” “scheduled,” “intend,” and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: adverse changes in economic conditions in the Company’s markets, natural disasters, compliance risks, volatility in currency exchange rates and illiquidity of certain local currencies in our markets, competition, consumer and small business spending patterns, political instability, increased costs associated with the integration of online commerce with our traditional business, whether the Company can successfully execute strategic initiatives, cybersecurity breaches that could cause disruptions in our systems or jeopardize the security of member or business information, cost increases from product and service providers, interruption of supply chains, COVID-19 related factors and challenges, including among others, the duration of the pandemic, the unknown long-term economic impact, the impact of government policies and restrictions that have limited access for our Members, and shifts in demand away from discretionary or higher priced products to lower priced products, exposure to product liability claims and product recalls, recoverability of moneys owed to PriceSmart from governments, and other important factors discussed in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K, and other factors discussed from time to time in other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law.

For further information, please contact Michael L. McCleary, EVP, Chief Financial Officer and Principal Accounting Officer (858) 404-8826 or send an email to ir@pricesmart.com.

PRICESMART, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2021	2020	2021	2020
Revenues:
Net merchandise sales	$857,478	$768,368	$2,594,251	$2,418,822
Export sales	10,213	8,321	30,800	25,029
Membership income	14,329	13,525	41,427	41,364
Other revenue and income	13,244	9,717	43,787	33,392
Total revenues	895,264	799,931	2,710,265	2,518,607
Operating expenses:
Cost of goods sold:
Net merchandise sales	720,726	661,258	2,179,453	2,067,416
Export sales	9,820	7,995	29,568	24,044
Non-merchandise	5,755	3,503	17,847	12,416
Selling, general and administrative:
Warehouse club and other operations	89,322	78,431	264,603	241,826
General and administrative	33,225	24,408	92,016	77,910
Pre-opening expenses	1	257	651	1,254
Loss on disposal of assets	366	112	568	251
Total operating expenses	859,215	775,964	2,584,706	2,425,117
Operating income	36,049	23,967	125,559	93,490
Other income (expense):
Interest income	518	554	1,454	1,433
Interest expense	(1,596)	(2,564)	(5,857)	(5,116)
Other expense, net	(2,295)	(1,564)	(4,132)	(1,826)
Total other expense	(3,373)	(3,574)	(8,535)	(5,509)
Income before provision for income taxes and loss of unconsolidated affiliates	32,676	20,393	117,024	87,981
Provision for income taxes	(10,082)	(7,744)	(38,265)	(29,849)
Loss of unconsolidated affiliates	(13)	(16)	(34)	(79)
Net income	22,581	12,633	78,725	58,053
Less: net (income) loss attributable to noncontrolling interest	(52)	72	(223)	(20)
Net income attributable to PriceSmart, Inc.	$22,529	$12,705	$78,502	$58,033
Net income attributable to PriceSmart, Inc. per share available for distribution:
Basic	$0.73	$0.41	$2.55	$1.90
Diluted	$0.73	$0.41	$2.55	$1.90
Shares used in per share computations:
Basic	30,414	30,271	30,396	30,268
Diluted	30,446	30,275	30,423	30,273

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	May 31,
	2021	August 31,
	(Unaudited)	2020
ASSETS
Current Assets:
Cash and cash equivalents	$190,687	$299,481
Short-term restricted cash	781	185
Short-term investments	67,068	46,509
Receivables, net of allowance for doubtful accounts of $166 as of May 31, 2021 and $147 as of August 31, 2020, respectively	12,221	13,153
Merchandise inventories	336,645	309,509
Prepaid expenses and other current assets	31,812	30,165
Total current assets	639,214	699,002
Long-term restricted cash	6,972	4,105
Property and equipment, net	716,337	692,279
Operating lease right-of-use assets, net	125,998	119,533
Goodwill	45,142	45,206
Other intangibles, net	8,368	10,166
Deferred tax assets	22,872	21,672
Other non-current assets (includes $1,160 and $872 as of May 31, 2021 and August 31, 2020, respectively, for the fair value of derivative instruments)	56,483	54,260
Investment in unconsolidated affiliates	10,569	10,602
Total Assets	$1,631,955	$1,656,825
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$—	$65,143
Accounts payable	341,007	373,172
Accrued salaries and benefits	37,240	32,946
Deferred income	27,255	23,525
Income taxes payable	9,740	7,727
Other accrued expenses and other current liabilities	27,959	37,731
Operating lease liabilities, current portion	8,486	8,594
Dividends payable	10,755	—
Long-term debt, current portion	20,554	19,437
Total current liabilities	482,996	568,275
Deferred tax liability	1,759	1,713
Long-term income taxes payable, net of current portion	3,947	5,132
Long-term operating lease liabilities	131,510	124,181
Long-term debt, net of current portion	101,294	112,610
Other long-term liabilities (includes $3,154 and $4,685 for the fair value of derivative instruments and $6,665 and $6,155 for post-employment plans as of May 31, 2021 and August 31, 2020, respectively)	10,665	12,182
Total Liabilities	732,171	824,093

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 31,456,121 and 31,417,576 shares issued and 30,777,829 and 30,670,712 shares outstanding (net of treasury shares) as of May 31, 2021 and August 31, 2020, respectively	3	3
Additional paid-in capital	459,812	454,455
Accumulated other comprehensive loss	(177,368)	(176,820)
Retained earnings	639,472	582,487
Less: treasury stock at cost, 678,292 shares as of May 31, 2021 and 746,864 shares as of August 31, 2020	(23,116)	(28,406)
Total stockholders' equity attributable to PriceSmart, Inc. stockholders	898,803	831,719
Noncontrolling interest in consolidated subsidiaries	981	1,013
Total Stockholders' Equity	899,784	832,732
Total Liabilities and Equity	$1,631,955	$1,656,825